Exhibit 23(c)
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Countrywide Financial Corporation:
We consent to the incorporation by reference in this Registration Statement (No. 333-149204) on Form S-4 of Bank of America Corporation (the “Registration Statement”) of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Countrywide Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2007, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Countrywide Financial Corporation and are incorporated by reference herein, and to the reference to our Firm under the heading “Experts” in the Registration Statement.
Our report on the aforementioned Countrywide Financial Corporation and subsidiaries consolidated financial statements and schedules, dated February 28, 2008, refers to the adoption of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment (as amended); SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140 and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.
/s/ KPMG LLP
Los Angeles, California
March 24, 2008